COLLECTIVE BANCORP                                                 NEWS RELEASE
                                                       Contact:   Scott T. Page
                                                                 (609) 625-1110
                                                       -------------------------
                                                                October 1, 1996
FOR IMMEDIATE RELEASE
                                                                COFD #131


                    COLLECTIVE BANCORP COMPLETES ACQUISITION
                          OF CONTINENTAL BANCORPORATION

Egg Harbor, New Jersey, October 1, 1996 - Collective Bancorp, Inc. (NASDAQ: NMS:
COFD) has completed its acquisition of Continental Bancorporation, it was announced today by Thomas H. Hamilton, Chairman and CEO of Collective. Continental Bancorporation is the parent holding company for Continental Bank of New Jersey, a state-chartered commercial bank with $170 million in assets which operates four banking offices in Camden County, New Jersey. Collective Bancorp will operate Continental Bank of New Jersey as a separate subsidiary under a multiple holding company structure.

Under the terms of the transaction, each of the 5,140,527 shares of Continental Bancorporation common stock outstanding was converted into the right to receive $5.00 per share in cash. The total transaction is valued at $25.7 million. Instructions for the surrender of shares for payment will be mailed to holders of Continental Bancorporation common stock as soon as practicable, Collective indicated.

Collective Bancorp, Inc. is the parent holding company for Collective Bank, a $5.2 billion in assets federal savings bank headquartered in Egg Harbor, New Jersey. Collective Bank operates 78 banking offices providing depository and lending services to individuals and businesses throughout New Jersey.



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